Exhibit 2.1.6

PERSEID THERAPEUTICS LLC

CO-SALE AGREEMENT

September 18, 2009

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TABLE OF CONTENTS

(Continued)

		Page
7.12	Specific Performance	8

7.13	Delays or Omissions	8

7.14	Jurisdiction; Venue	8

7.15	Aggregation of Units	9

7.16	Jury Trial	9

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PERSEID THERAPEUTICS LLC

CO-SALE AGREEMENT

This Co-Sale Agreement (this “Agreement”) is dated as of September 18, 2009, and is between Perseid Therapeutics LLC, a Delaware limited liability company (the “Company”), Maxygen, Inc., a Delaware corporation (“Maxygen”), and Astellas Bio Inc., a Delaware corporation (“Bio”) (each of Bio and Maxygen an “Investor,” and collectively, the “Investors”). All capitalized terms used and not defined herein shall have such meanings as set forth in the Master Joint Venture Agreement by and between Maxygen, Astellas Pharma Inc. and Bio dated as of June 30, 2009 (the “Master Joint Venture Agreement”).

RECITALS

The Investors are parties to the Series A and Series B Preferred Unit Purchase Agreement of even date herewith, between the Company and the Investors (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A Preferred Units and Series B Preferred Units to the Investors that the Investors and the Company execute and deliver this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a) “Buy-Out Option” has such meaning as set forth in Section 5.1 of the Investors’ Rights Agreement.

(b) “Common Units” means the common units of the Company.

(c) “Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of units in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, excluding any bona fide sale of units for capital raising purposes, or (b) the sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company.

(d) “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, preferred units or other securities of the Company, directly or indirectly convertible into, or exercisable for, Common Units.

(e) “Days” means calendar days; provided that if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, the term “day” shall mean the next Business Day.

(f) “Preferred Units” means the Series A Preferred Units and Series B Preferred Units of the Company.

(g) “Remaining Investor” means an Investor that is not proposing to Transfer Seller Units.

(h) “Rights of Co-Sale” means the right of co-sale in Section 3 provided to the Remaining Investor.

(i) “Seller” means an Investor proposing to Transfer Seller Units.

(j) “Seller Units” means all Common Units, Preferred Units and Convertible Securities of the Company owned as of the date hereof or hereafter acquired by an Investor, as adjusted for any unit splits, unit dividends, combinations, subdivisions, recapitalizations and the like.

(k) “Series A Preferred Units” means all of the Series A Preferred Units issued pursuant to the Purchase Agreement.

(l) “Series B Preferred Units” means all of the Series B Preferred Units issued pursuant to the Purchase Agreement.

(m) “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i) any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Seller in the event that and to the extent that such pledgee ever acquires ownership of such Units; and

(ii) any transfer (either by operation of law or otherwise) made by either of Bio or Maxygen to (i) an entity that acquires all or substantially all of the business or assets of Bio or Maxygen (including, in the case of Maxygen all or substantially all of the assets of Maxygen other than the Buy-Out Units), as the case may be, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) an Affiliate of Bio or Maxygen, as the case may be (including, for the avoidance of doubt and without limitation, a liquidating trust or similar entity), in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement and, prior to the Option Expiration Date (as defined in Section 5.1(a) of the Investors’ Rights Agreement), the Investors’ Rights Agreement, the Voting Agreement and the LLC Agreement.

If a Seller plans to make any of the above excepted transfers, then, prior to transferring its Seller Units, the Seller shall deliver to the Company a written notice stating: (A) Seller’s bona fide intention to make an excepted transfer of its Seller Units; (B) the name, address and phone number of each proposed transferee; (C) the aggregate number of Seller Units to be transferred to each proposed transferee; and (D) the section in this agreement upon which Seller is relying in making an excepted transfer.

SECTION 2

RESTRICTIONS ON TRANSFER

2.1 General. Prior to the Option Expiration Date, no Party may Transfer their Units or Conversion Units (except as in accordance with Section 5.1 of the Investors’ Rights Agreement or in a Permitted Transfer (as defined in the Investors’ Rights Agreement)) pursuant to Sections 5.1 and 6.4 of the Investors’ Rights Agreement. On or after the Option Expiration Date (as defined the Investors’ Rights Agreement), before a Seller may Transfer any Seller Units, Seller must comply with the provisions of Section 2.2 and Section 3 hereof. Each Investor represents and warrants that it is the sole legal and beneficial owner of its Seller Units and, subject to any restrictions imposed under the Company’s certificate of formation, as filed on September 8, 2009, and as amended from time to time (the “Certificate”) or the Company’s limited liability company agreement, as amended from time to time (the “LLC Agreement”), or under any restricted units purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such units. Each of Bio and Maxygen acknowledges and agrees that it is subject to certain restrictions on the Transfer of its Seller Units prior to the Option Expiration Date pursuant to Section 5 of the Investors’ Rights Agreement and that such restrictions are in lieu of the restrictions on transfer set forth in this Agreement, and that none of the restrictions on transfer set forth in this Agreement shall apply, with respect to any Transfer of Seller Units prior to the Option Expiration Date.

2.2 Notice of Proposed Transfer. On or after the Option Expiration Date, prior to Seller Transferring any of its Seller Units, Seller shall deliver to the Company and the Remaining Investor a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit B, stating: (i) Seller’s bona fide intention to Transfer such Seller Units; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Seller Units proposed to be Transferred to each Proposed Transferee (the “Offered Units”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Units (the “Offered Price”); and (v) the Remaining Investor’s right to exercise its Right of Co-Sale with respect to the Offered Units. Attached to such Transfer Notice shall be a copy of the purchase agreement (the “Transfer Agreement”) pursuant to which the Seller intends to Transfer its Seller Units. If the Transfer Agreement is not available at the time that the Transfer Notice is sent to the Company and the Remaining Investor, then the Seller agrees to provide the Transfer Agreement to the Company and the Remaining Investor promptly once a reasonably final draft thereof is available and in any event not less than five (5) days prior to the conclusion of the Initial Exercise Period.

SECTION 3

RIGHT OF CO-SALE

3.1 Exercise by the Remaining Investor.

(a) Subject to the limitations of this Section 3, the Remaining Investor shall have the right to participate in such sale of the Offered Units on the same terms and conditions as specified in the Transfer Agreement and the Transfer Notice, to the extent described in Section 3.1(b). To exercise its rights hereunder, the Remaining Investor (the “Selling Investor”) must have provided a written notice to Seller within the twenty (20) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 7.1, deemed to have been delivered to the Company and the Remaining Investor, indicating the number of units it holds that it wishes to sell pursuant to this Section 3.1.

(b) The Selling Investor will be entitled to sell up to its pro rata share of the Offered Units, which shall be equal to the product obtained by multiplying (x) the number of Offered Units by (y) a fraction, (i) the numerator of which shall be the number of Common Units (assuming full conversion or exercise of all Preferred Units and Convertible Securities into Common Units) held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of Common Units (assuming full conversion or exercise of all Preferred Units and Convertible Securities into Common Units) held on the date of the Transfer Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(c) Within ten (10) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and the Selling Investor specifying the number of Offered Units to be sold by the Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”). The Co-Sale Confirmation Notice shall also specify the number of Offered Units not being sold by the Selling Investor, if any, pursuant to Section 3.

3.2 Closing; Consummation of the Co-Sale. Subject to compliance with applicable state and federal securities laws, the sale of the Offered Units by the Selling Investor shall occur on the date of the Transfer of the Offered Units by Seller, which date shall be within ten (10) days after the delivery of the Co-Sale Confirmation Notice (the “Co-Sale Closing”). If the Selling Investor exercised the Right of Co-Sale in accordance with this Section 3, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing one or more certificates, properly endorsed for Transfer, representing the number of Offered Units to which the Selling Investor is entitled to sell pursuant to this Section 3. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Agreement and the Transfer Notice, and Seller will remit, or will cause to be remitted, to the Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which the Selling Investor is entitled by reason of the Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

3.3 Exclusion from Co-Sale Right. This Right of Co-Sale shall not apply with respect to Common Units (including units issued or issuable upon conversion of Preferred Units) sold or to be sold by the Selling Investor pursuant to the Put Right set forth in Section 4.2.

3.4 Multiple Series, Class or Type of Units. If the Offered Units consist of more than one series, class or type of security, Seller has the right to Transfer hereunder each such series, class or type; provided that if the Selling Investor does not hold any of such series, class or type and the Proposed Transferee is not willing, at the Co-Sale Closing, to purchase some other series, class or type of security from such Selling Investor, or is unwilling to purchase any security from such Selling Investor at the Co-Sale Closing, then such Selling Investor will have the put right (the “Put Right”) set forth in Section 4.2.

3.5 Seller’s Right To Transfer. If any of the Offered Units remain available after the exercise of all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 4, any such remaining units to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Units are not so Transferred during the sixty (60) day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Units without complying again in full with the provisions of this Agreement.

SECTION 4

CONDITIONS TO VALID TRANSFER

4.1 Generally. Any attempt by Seller to Transfer any Seller Units in violation of any provision of this Agreement will be void. No securities shall be transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement, the Investors’ Rights Agreement, the Voting Agreement, and the LLC Agreement. The Company will not be required to (i) transfer on its books any units that have been Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of such units, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such units may have been so Transferred.

4.2 Put Right. If a Seller Transfers any Seller Units in contravention of the Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Offered Units desires to purchase a class, series or type of units offered by Seller but not held by a Selling Investor, or the Proposed Transferee is unwilling to purchase any securities from a Selling Investor, such Selling Investor may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (i) the Co-Sale Closing and (ii) the date on which such Selling Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Selling Investor on the date of the Co-Sale Closing that number of Preferred Units (on an as-converted basis) or Common Units (subject to Section 4.2(b)) that is equal to the number of Offered Units such Selling Investor would have been entitled to Transfer to the purchaser (the “Put Units”). Such sale shall be made on the following terms and conditions:

(a) The price per unit at which the Put Units are to be sold to Seller shall be equal to the price per unit that the Selling Investor would have received at the Co-Sale Closing of such Prohibited Transfer if such Selling Investor had sold such Put Units at the Co-Sale Closing. Such purchase price of the Put Units shall be paid in cash or such other consideration as Seller received in the Prohibited Transfer or at the Co-Sale Closing.

(b) The Put Units to be sold to Seller shall be of the same class or type as Transferred in the Prohibited Transfer or at the Co-Sale Closing if such Selling Investor then owns securities of such class or type to the extent of such securities owned by such Selling Investor. If such Selling Investor does not own any or owns a lesser number of such class or type, the Put Units shall be Common Units (or Preferred Units convertible into Common Units at the option of the holder thereof) to the extent of the difference.

(c) The closing of such sale to Seller will occur within ten (10) days after the date of such Selling Investor’s Put Notice to such Seller. At such closing, the Selling Investor shall deliver to Seller the certificate or certificates representing the Put Units to be sold, each certificate to be properly endorsed for transfer, and immediately upon receipt thereof, such Seller shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 4.2(a).

SECTION 5

RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS

5.1 Legend. Each Investor understands and agrees that the Company will cause the legend set forth in Section 3.8 of the Purchase Agreement, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Units by such Investor.

5.2 Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

SECTION 6

TERMINATION

6.1 Termination. This Agreement shall terminate upon the earliest to occur of (i) the filing of a registration statement with respect to a Qualified Public Offering (as defined in the Investors’ Rights Agreement), (ii) the date on which this Agreement is terminated by a writing executed by each of the Investors, (iii) the dissolution or winding-up of the Company, or (iv) immediately prior to the effective date of a Change of Control. A “Qualified Public Offering” means a bona fide, firm commitment underwritten public offering by the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Conversion Stock (as defined in the Investors’ Rights Agreement), provided that the pre-offering valuation of the Company is at least $200,000,000 and the aggregate gross proceeds to the Company are not less than $50,000,000.

SECTION 7

MISCELLANEOUS

7.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Maxygen, to the address or electronic mail address of Maxygen as set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: Tony Jeffries;

(b) if to Bio, to the address or electronic mail address of Bio as set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Michael Braun; or

(c) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 515 Galveston Drive, Redwood City, CA 94063, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: Tony Jeffries.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, two (2) Business Days after deposit with the courier), (ii) if sent via registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day and in either case later confirmed in writing.

Each Investor consents to the delivery of any notice to members given by the Company under the Delaware Limited Liability Company Act or the Certificate or the LLC Agreement by (i) electronic mail to the electronic mail address set forth above (or to any other electronic mail address for the Investor in the Company’s records), (ii) posting on an electronic network together with separate notice to the Investor of such specific posting or (iii) any other form of electronic transmission (as defined in §18-302 of the Delaware Limited Liability Company Act) directed to the Investor. This consent may be revoked by an Investor by written notice to the Company and may be deemed revoked in the circumstances specified in the LLC Agreement.

7.2 Successors and Assigns. Except as provided in this Section 7.2, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by the Company or any Investor to any third party without the written consent of the other parties hereto, provided that this Agreement may without requiring the consent of the other parties be assigned, transferred, delegated or sublicensed in connection with the transfer of Units to (a) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (b) any Related Entity (as defined in the Investors’ Rights Agreement) of such party, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement and, prior to the Option Expiration Date (as defined in the Investors’ Rights Agreement), the Investors’ Rights Agreement, the Voting Agreement and the LLC Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties. Except as expressly provided in this Section 7.2, any attempted assignment or transfer of this Agreement shall be null and void.

7.3 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.4 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and each Investor; provided, however, that any Person purchasing equity securities (including any securities convertible into or exercisable for any equity securities) of the Company on or after the Option Expiration Date may become parties to this Agreement by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each future holder of Preferred Units with rights under this Agreement.

7.5 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.6 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.8 Conflict. In the event of any conflict between the terms of this Agreement and the Certificate or Bylaws, the terms of the Certificate or Bylaws, as the case may be, will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

7.9 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

7.11 Entire Agreement. This Agreement and the exhibits hereto and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.12 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.13 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.14 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, any court in the State of Delaware having subject matter jurisdiction (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

7.15 Aggregation of Units. All of the Company’s units held or acquired by affiliated entities or persons of an Investor shall be aggregated together for purposes of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of the Company’s units. For the avoidance of doubt, none of the Company, Maxygen or Bio shall be considered to be “affiliated entities” of one another for the purposes of this Agreement.

7.16 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Co-Sale Agreement as of the date stated in the introductory clause.

PERSEID THERAPEUTICS LLC a Delaware limited liability company

By:	/s/ Grant Yonehiro
Name:	Grant Yonehiro
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO THE CO-SALE AGREEMENT]

The parties are signing this Co-Sale Agreement as of the date stated in the introductory clause.

INVESTOR

Astellas Bio Inc.

By:	/s/ Kazunori Okimura
Name:	Kazunori Okimura
Title:	Secretary

[SIGNATURE PAGE TO THE CO-SALE AGREEMENT]

The parties are signing this Co-Sale Agreement as of the date stated in the introductory clause.

INVESTOR

Maxygen, Inc.

By:	/s/ Russell J. Howard
Name:	Russell J. Howard, Ph.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE CO-SALE AGREEMENT]

EXHIBIT A

INVESTORS

Series A Preferred

Name and Address

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

USA

Email: corporatesecretary@maxygen.com

Series B Preferred

Name and Address

Astellas Bio Inc.

Three Parkway

North Deerfield, IL 60015-2458

Email: masaki.doi@jp.astellas.com and kazunori.okimura@jp.astellas.com

EXHIBIT B

FORM OF

NOTICE OF UNIT TRANSFER

Notice of Transfer

I intend to transfer the Company’s units as indicated below (the “Offered Units”).

Notice of Rights

Pursuant to the Co-Sale Agreement, dated as of September 18, 2009 (the “Agreement”), I write to inform you of your Right of Co-Sale (as defined in the Agreement) with respect to the Offered Units. If you choose to do so, you may exercise this right with respect to the Offered Units by returning this notice to me, at the address below, with a copy to [                            ]. If you decline your right to do so, you do not need to return anything. Your failure to return this notice on a timely basis will indicate that you have declined to exercise your Right of Co-Sale with respect to the Offered Units.

Election

I exercise my Right of Co-Sale	☐

I wish to sell units.

Description of Transfer

1.	Type and aggregate number of units to be transferred:

2.	Type of transfer (please check one):

☐	Sale

☐	Other. Describe:

3.	Proposed transferees:

Name and address		Type, amount and price of units
1.	[insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of units]

2.	[insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of units]

4.	Consideration:

•	Total cash consideration:

•	Total fair market value of non-cash consideration (if any) as of the date of the notice:

•	Describe any non-cash consideration in reasonable detail:

[Specify applicable return dates for the notice]. There will be no extension of this deadline.

[Enter seller’s name and address]

[Enter the company’s address and contact person]

[Attach Transfer Agreement]